UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): April 26, 2012

WEIS MARKETS, INC.
(Exact Name of Registrant as Specified in Charter)

Pennsylvania
(State or Other Jurisdiction of Incorporation)

1-5039 (Commission File Number)	24-0755415 (IRS Employer Identification No.)
1000 South Second Street Sunbury, PA (Address of Principal Executive Offices)	17801 (Zip Code)

Registrant's telephone number, including area code: (570) 286-4571

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]  Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))
[ ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

(a) and (b) Mr. Steven Smith's term on the Board of Directors (the "Board") of Weis Markets, Inc. (the "Company") expired effective April 26, 2012. Mr. Smith was an independent director and a member of the Audit and Compensation Committees of the Board. Mr. Smith's departure was not the result of a disagreement with the Company on any matter relating to the Company's operations, policies or practices.

     Section 303A.07(a) of the New York Stock Exchange Listed Company Manual requires all publicly traded companies to have at least three independent directors serving on the Audit Committee. On April 26, 2012, the Company notified NYSE Regulation, Inc. (the "NYSE") that, as a result of the expiration of Mr. Smith's term on the Board, its Audit Committee no longer has three independent members and, on April 27, 2012, the NYSE provided written notice that the Company is deficient in meeting the requirements of Section 303A.07(a) because it does not have three independent members on the Audit Committee. The Board is in the process of identifying a candidate to replace Mr. Smith as an independent director and as a member of the Audit Committee, and intends to elect a candidate to the Board within the time allotted by the NYSE.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) The disclosure under Item 3.01 of this Current Report on Form 8-K is responsive to this Item and is hereby incorporated by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WEIS MARKETS, INC.

By: /s/Scott F. Frost
Name: Scott F. Frost
Title: Senior Vice President, Chief Financial Officer
and Treasurer
(Principal Financial Officer)

Dated: May 2, 2012